EXHIBIT 23.1



               CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this prospectus and registration statement on Form S-8 regarding the Company's
1996 Incentive Plan, the company's Director's Retainer Plan, and the stock option agreements between the company and John P. Cole, Michael Gallagher and Charles P. Reilly, of our report dated
July 10, 1996 on our audits of the consolidated financial statements and schedules of PHP Healthcare Corporation and Subsidiaries as of April 30, 1995 and 1996, respectively, and for the years then ended appearing in the Company's 1995 and 1996 form 10-K. We also consent to the reference to our firm under the caption "Independent Public Accountants."



                                COOPERS & LYBRAND L.L.P.




Washington, D.C.
May 2, 1997